ALPHARMA INC.
                CONSOLIDATED STATEMENT OF INCOME
              (In thousands, except per share data)
                           (Unaudited)

                      Three Months Ended    Three Months Ended
                        March 31, 2000         June 30, 2000
                     Reported    Restated   Reported   Restated

Total revenue       $188,280    $186,078   $219,545    $224,039
Cost of sales       98,036      97,042     121,417     123,957
Gross profit        90,244      89,036     98,128      100,082
Selling, general
and                 63,097      63,097     68,293      68,293
  administrative
expenses
Operating income    27,147      25,939     29,835      31,789
Interest expense    (10,860)    (10,860)   (13,053)    (13,053)
Other, net          948         948        (4,857)     (4,857)
Income before
provision           17,235      16,027     11,925      13,879
 for income taxes
Provision for       6,121       5,662      4,093       4,835
income taxes
Net income          $11,114     $10,365    $  7,832    $  9,044

Earnings per common
share:
  Basic              $ 0.38     $ 0.35      $ 0.24     $  0.28
  Diluted            $ 0.35     $ 0.33      $ 0.24     $  0.27


              CONSOLIDATED CONDENSED BALANCE SHEET
                         (In thousands)
                           (Unaudited)

                        March 31, 2000         June 30, 2000
                     Reported    Restated   Reported   Restated

   Accounts         $182,166    $169,587   $219,137    $211,433
receivable
   Inventory        170,809     177,740    231,614     235,846
   Other current    26,482      26,482     36,611      36,611
assets
       Current      379,457     373,809    487,362     483,890
assets
   Non current      758,191     758,191    1,004,801   1,004,801
assets
            Total   $1,137,648  $1,132,000  $1,492,163   $1,488,691
assets

   Current          $155,517    $153,478   $201,440    $200,143
liabilities
   Long-term debt   583,135     583,135    705,965     705,965
   Deferred taxes   49,807      49,807     50,970      50,970
and other
   Other            (52,069)    (52,350)   (65,769)    (65,828)
comprehensive loss
   Stockholders'    401,258     397,930    599,557     597,441
equity
       Total
liabilities &      $1,137,648   $1,132,000  $1,492,163   $1,488,691
          equity